UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2008

Timeline, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	1-13524	31-1590734
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1700 7th Avenue, Suite 2100, Seattle, Washington		98101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 357-8422

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2008, the Company entered into an Agreement with Acacia Patent Acquisition LLC. Under the Agreement, the Company agreed, subject to certain conditions, to sell to Acacia all of the Company's right, title and interest in its U.S. and foreign patents and patent applications (the "Patents") for a purchase price of $1.2 million.

Under the Agreement, Acacia has the right for 60 days to perform a due diligence investigation of the Patents, and during such 60-day period, the Company has agreed not to discuss or negotiate with any third parties regarding the Patents. Upon completion of the 60-day period, if Acacia determines, in its sole discretion, that the Patents are acceptable to it, then the Agreement will continue in full force and effect; however, if Acacia determines the Patents are unacceptable, the Agreement will automatically terminate.

The Company's agreement to sell the Patents to Acacia is subject to and conditioned upon receiving approval from Company shareholders holding at least a majority of its issued and outstanding shares.

The foregoing is a summary of some of the material terms of the Agreement, and is qualified by reference to the complete terms and conditions of the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Timeline, Inc.

April 8, 2008	By:	/s/ Charles R. Osenbaugh

Name: Charles R. Osenbaugh
Title: Chief Executive Officer and President